Exhibit 10.9.1

SEVERANCE AGREEMENT AND GENERAL RELEASE
Endologix, Inc. (“Company”) and Robert D. Mitchell (“Employee”) hereby enter into the following Severance Agreement and General Release (this “Agreement”):
1.Employee shall retire from Company, and as a director and/or officer, as applicable, of each subsidiary of Company, and the employment relationship between Employee, Company and each subsidiary of Company will be separated effective December 31, 2017 (the “Separation Date”). In reliance on Employee’s representations and releases in this Agreement, Company will provide Employee with the following:
(a)    an Agreement for Independent Contractor Services in the form of Exhibit A attached hereto (the “Independent Contractor Agreement”);
(b)    (i) a lump sum severance payment, equivalent to six months base pay, in the gross amount of $195,250, (ii) payment of Employee’s earned bonus for the 2017 calendar year, in a gross amount to be determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in February 2018 based upon achievement of the applicable corporate and individual performance objectives, and (iii) payment of Employee’s accrued vacation pay, each less applicable withholdings as required by law (collectively, the “Severance Payment”); and
(c)    payment of COBRA coverage for Employee under Company’s health insurance plans (medical, dental, prescription drug and group life) through June 30, 2018, if needed.
The Severance Payment shall be made in February 2018, following the Committee’s determination of Employee’s earned bonus for the 2017 calendar year, provided Employee executes, and does not revoke, this Agreement. The consideration described in this paragraph exceeds the amounts Employee would otherwise be eligible to receive under law, agreement and/or Company policies.
2.    Subject to Employee’s continued compliance with the covenants set forth in Section 7 of the Independent Contractor Agreement, Employee’s time-based stock options and restricted stock unit awards will continue to vest until the date of expiration of the Term of the attached Independent Contractor Agreement (December 31, 2018), or such earlier date if Employee terminates the Independent Contractor Agreement prior to the expiration of the Term, and Employee’s performance-based restricted stock awards will continue to vest in accordance with their terms. In addition, subject to Employee’s continued compliance with the covenants set forth in Section 7 of the Independent Contractor Agreement, if a Change in Control (as defined in Employee’s Employment Agreement dated February 1, 2014) occurs during the Term of the attached Independent Contractor Agreement, solely as a result of the Change in Control, all outstanding unvested time-based stock options and restricted stock unit awards and performance-based restricted stock awards held by Employee shall become fully vested and, if applicable, exercisable, in each case as of the date of the Change in Control. Employee and Company agree that Employee’s rights and obligations with regard to any equity in Company shall be governed by the terms of any applicable stock option, restricted stock, and restricted stock unit agreement(s) between Employee and Company, except as modified by this Agreement. Employee acknowledges and agrees that his right to exercise any vested stock options shall expire in accordance with the terms of the applicable stock option agreement, as extended by this Agreement and the Independent Contractor Agreement. For purposes of clarity, Employee’s right to exercise any vested stock options shall expire 90 days following the date of expiration of the Term of the attached Independent Contractor Agreement (December 31, 2018) or such earlier date if Employee terminates the Independent Contractor Agreement prior to the expiration of the Term. Employee further

Exhibit 10.9.1

acknowledges and agrees that any incentive stock options held by Employee will cease to be so characterized if exercised by Employee more than 90 days following the Separation Date.
3.    As consideration for Company to enter into this Agreement, Employee agrees that he will continue to provide consulting support to Company pursuant to the Independent Contractor Agreement and will not file any complaints or other proceedings against Company or any Released Party (as defined below) with any court or arbitrator based on any claim released by this Agreement, and that if any court or arbitrator assumes jurisdiction of any proceeding against Company or any Released Party on his behalf, Employee will immediately take all actions necessary to assure the matter is dismissed or closed. This Agreement does not limit Employee’s right to file a charge or complaint with any state or federal agency, or to cooperate in such a matter, although Employee expressly waives and relinquishes all right to any relief that any governmental agency may obtain on his behalf.
4.    In exchange for the consideration referred to in paragraph 1 above, Employee waives and releases all claims, known and unknown, which he might otherwise have had, as of the date of execution of this Agreement, against Company or any of its parent or affiliated companies, or any of its or their respective officers, directors, stockholders, employees, attorneys, insurers, agents, successors or assigns (collectively, the “Released Parties”), including but not limited to claims regarding any aspect of Employee’s employment or compensation, the cessation of Employee’s employment, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code and the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee executes this Agreement.
5.    It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
6.    Employee acknowledges that he is entering into this Agreement in return for the consideration referred to in paragraph 1 above. Employee further agrees that no promises, representations, or inducements have been made to him which caused him to sign this Agreement other than those which are expressly set forth above in paragraph 1. This Agreement contains all of the terms, promises, representations, and understandings made between the parties regarding the subject matter of this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, Employee’s Proprietary Information and Inventions Agreement and Indemnification Agreement shall remain in full force and effect in accordance with their terms.

Exhibit 10.9.1

7.    Employee agrees not to make any written or oral statements about Company or any of the Released Parties that are disparaging, including via internet and media.  Nothing in this Agreement shall preclude Employee from communicating or testifying truthfully (a) to the extent expressly required by law, (b) to any state or federal government agency, (c) in response to subpoena to testify issues by a court of competent jurisdiction, or (d) in any action to challenge or enforce the terms of this Agreement.
8.    Employee acknowledges that he has been paid all wages and Company benefits due and owing as of the Separation Date, less appropriate withholdings, including all accrued vacation pay, and is not owed any additional amounts, other than the Severance Payment and any other amounts which Employee may be entitled under this Agreement.
9.    Employee will represent that he has returned all Company property in his possession, whether in tangible or electronic form, including, without limitation, computers, phones, printers, furniture and all data, analysis and reports regarding Company and its business, operations, intellectual property, other assets and products or potential products. Notwithstanding the foregoing, Employee may retain the laptop computer and mobile phone provided to him by Company.
10.    This Agreement will be interpreted in accordance with the laws of the State of California. All provisions of this Agreement are severable. Accordingly, if any provision of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.
11.    Employee acknowledges that: (a) Company has advised Employee to consult with an attorney and tax advisor prior to the execution of this Agreement; (b) Employee has had the opportunity to discuss this Agreement with his attorneys and tax advisors, to the full extent he so desires; (c) Employee has carefully read and fully understands all of the provisions of this Agreement; (d) Employee fully understands that this Agreement releases all of his claims, both known and unknown, against Company and the Released Parties; (e) Employee signs this Agreement voluntarily; and (f) Employee has the capacity to enter into this Agreement.
12.    Employee understands that he has twenty-one (21) days to review and fully consider this Agreement before signing it, and that he may take as much of that period as he wishes prior to signing it. Employee also understands that within seven (7) days of the date of signing this Agreement, he has the right to revoke this Agreement. Any such revocation must be made in a signed writing delivered to Company, c/o John McDermott, Chief Executive Officer, within the seven (7) day revocation period. If Employee timely revokes this Agreement, it shall not be effective or enforceable, Employee must immediately return the Severance Payment and any other benefits received by Employee prior to the expiration of such revocation period and Employee will not thereafter receive any other benefits described in this Agreement.
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Exhibit 10.9.1

THE SIGNATURES BELOW MEAN THAT THE UNDERSIGNED HAVE READ THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, FULLY UNDERSTAND SAME, AND AGREE AND VOLUNTARILY CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

DATED: December 15, 2017	ROBERT D. MITCHELL /s/ Robert D. Mitchell (Signature)
DATED: December 15, 2017	ENDOLOGIX, INC. By: /s/ John McDermott John McDermott Chief Executive Officer

Exhibit 10.9.1

EXHIBIT A
AGREEMENT FOR INDEPENDENT CONTRACTOR SERVICES
This Agreement for Independent Contractor Services (the “Agreement”) is entered into by and between Endologix, Inc. (the “Company”) and Robert D. Mitchell (“Independent Contractor”).
WHEREAS, the Company desires to retain Independent Contractor to perform services for the Company, as more particularly described herein; and
WHEREAS, Independent Contractor is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Services to Be Performed. Independent Contractor will consult for, advise the Company on, and/or perform services relating to the Company’s clinical trials and related matters. Independent Contractor also agrees to provide the Company with related services that may be reasonably requested from time to time by the Chief Executive Officer of the Company. During the Term (as defined below), Independent Contractor shall have the title of “Executive Emeritus” or such other title as may be agreed upon by Independent Contractor and the Chief Executive Officer of the Company. Independent Contractor agrees to use his best efforts in the performance of his obligations under this Agreement. Independent Contractor shall cooperate with the Company’s personnel and shall observe all Company rules, including specifically those relating to discrimination and harassment, security and confidentiality. This consulting work shall be limited to ten hours per month or less.
2.Proprietary Information and Inventions Agreement. Independent Contractor agrees to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “PIIA”).
3.Termination. The term of this Agreement shall begin on January 1, 2018 and expire on December 31, 2018 (the “Term”). Notwithstanding the above, during the Term, this Agreement may be terminated by either party, at any time, with or without cause, and with or without prior notice. In the event that this Agreement is terminated by the Company, other than due to Independent Contractor’s breach of any covenant set forth in Section 7 herein, Independent Contractor’s time-based stock options and restricted stock unit awards shall continue to vest through the end of the Term in accordance with Section 9 herein, and Independent Contractor’s performance-based restricted stock awards shall continue to vest in accordance with their terms (each subject to Independent Contractor’s continued compliance with the covenants set forth in Section 7 herein). Further, if the Company terminates this Agreement prior to the expiration of the Term, other than due to Independent Contractor’s breach of a term or provision of this Agreement, the Severance Agreement (as defined in Section 7(e) below) or the PIIA, then the Company shall continue to pay the monthly consulting fee set forth in Section 9 of this Agreement until the end of the contemplated Term (i.e., December 31, 2018).
4.Independent Contractor Status. It is the express intention of the parties hereto that Independent Contractor is and at all times during the Term of this Agreement shall remain an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.
5.Performance of Services. The Company and Independent Contractor shall mutually agree upon the time, place, methods, manner and means of performing the Services. In performing the Services,

Exhibit 10.9.1

the amount of time devoted by Independent Contractor on any given day will be mutually agreed upon by the Company and Independent Contractor.
6.Final Results. In the performance of the Services, Independent Contractor has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated herein must meet the Company’s standards and approval.
7.Covenants.
(a)    Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Independent Contractor agrees that during the Term and for a period of one year following the date of expiration of the Term, or such earlier date if Independent Contractor terminates the Agreement prior to the expiration of the Term (the “Restricted Period”), Independent Contractor shall not directly or indirectly (a) solicit or attempt to solicit any employee of the Company as of the date of this Agreement who is then still employed by the Company (each, a “Covered Employee”) to leave his or her employment with the Company, or induce or attempt to induce any such Covered Employee to terminate or breach his or her employment or similar agreement with the Company, or (b) solicit, contact, or attempt to solicit or contact, or meet with the Company’s current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.
(b)    Non-Competition. As an additional inducement for the Company to enter into this Agreement, Independent Contractor agrees that during the Restricted Period, Independent Contractor shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any material interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business activity anywhere in the world that engages in the research, development, manufacturing, marketing, distribution, commercialization, sale, import or export of any products for the endovascular treatment of aortic aneurysms, dissections or occlusions (such business, a “Competing Business”). Nothing herein shall prohibit Independent Contractor from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation engaged in a Competing Business, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.
(c)    Non-Disparagement. As an additional inducement for the Company to enter into this Agreement, Independent Contractor agrees that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its business or products, or any of its directors, officers or employees.
(d)    Scope. It is the desire and intent of the Company and Independent Contractor that the provisions of this Section 7 shall be enforced to the fullest extent permissible under applicable laws and regulations applied in each jurisdiction in which enforcement is sought. If any of the covenants set forth herein are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Independent Contractor.
(e)    Remedies. In the event of a breach by Independent Contractor of any of the covenants set forth in this Section 7, Independent Contractor hereby consents and agrees that:

Exhibit 10.9.1

(i)    if such breach occurs during the Term, all continued vesting of Independent Contractor’s time-based stock options and restricted stock unit awards shall immediately cease, and Independent Contractor’s right to any future vesting of his performance-based restricted stock awards shall terminate and be of no further force and effect; and
(ii)    if such breach occurs following the expiration of the Term, Independent Contractor’s right to any future vesting of his performance-based restricted stock awards shall terminate and be of no further force and effect (even if, in the case of Sections 7(a) and 7(b), such breach occurs after the Restricted Period).
In addition, Independent Contractor hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction.
8.No Employment Benefits. Independent Contractor shall not be entitled to any employment benefits made available to employees from time to time, other than those to which he may be entitled under the Severance Agreement and General Release signed by the parties. Independent Contractor shall be solely responsible for all state and federal income taxes, unemployment insurance, social security taxes and state disability insurance and for maintaining adequate workers’ compensation insurance coverage to the extent legally required.
9.No Employment Benefits. Independent Contractor shall not be entitled to any employment benefits made available to employees from time to time, other than those to which he may be entitled under the Severance Agreement and General Release signed by the parties. Independent Contractor shall be solely responsible for all state and federal income taxes, unemployment insurance, social security taxes and state disability insurance and for maintaining adequate workers’ compensation insurance coverage to the extent legally required.
10.Compensation. For the full and proper performance of this Agreement, and subject to Section 7(e) above, the Company agrees to compensate Independent Contractor by continued vesting of Independent Contractor’s time-based stock options and restricted stock unit awards through the date of expiration of the Term, or such earlier date if Independent Contractor terminates this Agreement prior to the expiration of the Term, and of Independent Contractor’s performance-based restricted stock awards in accordance with their terms. During the Term of this Agreement (and subject to Section 3 above), the Company shall pay Independent Contractor a monthly consulting fee in the amount of $3,000 as consideration for Independent Contractor’s consulting services, to be directed by the Chief Executive Officer of the Company.
11.Expenses. The Company shall reimburse Independent Contractor for all pre-approved out-of-pocket travel and related expenses incurred by Independent Contractor in connection with the performance of services under this Agreement, provided that Independent Contractor provides accounts or invoices therefor evidencing such expenses. Except as otherwise set forth herein, Independent Contractor shall be responsible for all business expenses incurred by Independent Contractor in connection with, or related to, the performance of services under this Agreement.No Authority to Bind. Independent Contractor shall have no power to obligate, commit or legally bind the Company in any manner whatsoever, and the Company shall have no liability to Independent Contractor or to others for any acts or omissions of Independent Contractor.
12.Warranties. Independent Contractor will assume sole responsibility for his compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his own determination, or

Exhibit 10.9.1

that of its legal advisers, that the performance of services and the receipt of fees hereunder comply with such laws and regulations.
13.Non-Assignability of Contract. This Agreement is personal to Independent Contractor and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company.
14.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws.
15.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable laws and regulations, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall, subject to Section 7(d) hereof, be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had been replaced by a valid, legal and enforceable provision that comes closest to expressing the intention of the parties hereto.
16.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Independent Contractor.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
18.Complete Agreement. This Agreement, along with the PIIA, contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior or contemporaneous understanding or oral or written agreement between the parties respecting the subject matter of this Agreement, including without limitation Indendent Contractor’s Employment Agreement with the Company dated February 1, 2014; provided, that except as expressly set forth herein nothing in this Agreement is intended to alter the Severance Agreement. There are no other representations, agreements, arrangements, nor understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

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Exhibit 10.9.1

This Agreement is executed and entered into on the date(s) set forth below.

ROBERT D. MITCHELL                    ENDOLOGIX, INC.
/s/ Robert D. Mitchell                    By:        /s/ John McDermott
Date:        December 15, 2017            Name:        John McDermott
Title:        CEO
Date:        December 15, 2017